                                                                    Exhibit 1.01

                                 TERMS AGREEMENT

                                                                   June 27, 2006

Citigroup Inc.
399 Park Avenue
New York, New York 10043

Attention: Treasurer

Ladies and Gentlemen:

     We understand that Citigroup Inc., a Delaware corporation (the "Company"), proposes to issue and sell $250,000,000 aggregate principal amount of its senior debt securities (the "Securities"). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, Citigroup Global Markets Inc., SBK-Brooks Investment Corp. and Utendahl Capital Partners, L.P., as underwriters (the "Underwriters"), offer to purchase, severally and not jointly, the principal amount of the Securities set forth opposite our respective names on the list attached as Annex A hereto at 99.6285% of the principal amount thereof, plus accrued interest from and including May 18, 2006 to but excluding June 30, 2006. The Securities form a part of the same series as the Company's outstanding Floating Rate Notes due 2011, issued on May 18, 2006. The Closing Date shall be June 30, 2006, at 8:30 A.M. The closing shall take place at the Corporate Law offices of the Company located at 425 Park Avenue, New York, New York 10043.

     The Securities shall have the following terms:

Title: .......................   Floating Rate Notes Due 2011

Maturity: ....................   May 18, 2011

Interest Rate: ...............   Three-month LIBOR (Telerate) plus 0.09%,
                                 determined as set forth in the Prospectus dated
                                 March 2, 2006 and the Prospectus Supplement
                                 dated June 27, 2006

Interest Payment Dates: ......   Quarterly on the 18th day of each February,
                                 May, August and November, commencing August 18,
                                 2006

Initial Price to Public: .....   99.8785% of the principal amount thereof, plus
                                 accrued interest from May 18, 2006

Redemption Provisions: .......   The Securities are not redeemable by the
                                 Company prior to Maturity, except upon the

                                 occurrence of certain events involving United
                                 States taxation, as set forth in the Prospectus dated March 2, 2006

Record Date: .................   The business day immediately preceding each
                                 Interest Payment Date

Additional Terms:

     The Securities shall be issuable as Registered Securities only. The Securities will be initially represented by one or more global Securities registered in the name of The Depository Trust Company ("DTC") or its nominees, as described in the Prospectus relating to the Securities. Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream International and their respective participants. Owners of beneficial interests in the Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Prospectus. Principal and interest on the Securities shall be payable in United States dollars. The provisions of Sections
11.03 and 11.04 of the Indenture relating to defeasance shall apply to the Securities.

     All the provisions contained in the document entitled "Citigroup Inc.-- Debt Securities -- Underwriting Agreement -- Basic Provisions" and dated March 2, 2006 (the "Basic Provisions"), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

     The Company agrees to use its best efforts to have the Securities approved for listing on the Luxembourg Stock Exchange and to maintain such listing so long as any of the Securities are outstanding, provided, however that:

          (a) if it is impracticable or unduly burdensome, in the good faith determination of the Company, to maintain such listing due to changes in listing requirements occurring after the date of the Prospectus Supplement, or

          (b) if the Transparency Directive (as defined in the Prospectus Supplement) is implemented in Luxembourg in a manner that would require the Company to publish financial information according to accounting principles or standards that are materially different from United States generally accepted accounting principles, the Company may de-list the Securities from the Luxembourg Stock Exchange and shall use its reasonable best efforts to obtain an alternative admission to listing, trading and/or quotation of the Securities by another listing authority, exchange or system within or outside the European Union as it may decide. If such an alternative admission is not available or is, in the Company's opinion, unduly burdensome, such an alternative admission will not be obtained, and the Company shall have no further obligation in respect of any listing, trading or quotation for the Securities.

     The Underwriters hereby agree in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

     Each Underwriter further agrees and hereby represents that:

     (a) it has only communicated or caused to be communicated and it will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA") received by it in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company;

     (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom;

     (c) it will not offer or sell any Securities directly or indirectly in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

     (d) it is aware of the fact that no securities prospectus (Wertpapierprospekt) under the German Securities Prospectus Act (Wertpapierprospektgesetz, the "Prospectus Act") has been or will be published in respect of the Securities in the Federal Republic of Germany and that it will comply with the Prospectus Act and all other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering and sale of the Securities;

     (e) no Securities have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to qualified investors (investisseurs qualifies) and/or to a limited circle of investors (cercle restreint d'investisseurs) acting for their own account as defined in article L. 411-2 of the French Code Monetaire et Financier and applicable regulations thereunder; and that the direct or indirect resale to the public in France of any Securities acquired by any qualified investors (investisseurs qualifies) and/or any investors belonging to a limited circle of investors (cercle restreint d'investisseurs) may be made only as provided by articles L. 412-1 and
L. 621-8 of the French Code Monetaire et Financier and applicable regulations thereunder; and that none of the Prospectus Supplement, the Prospectus or any other offering materials relating to the Securities has been released, issued or distributed to the public in France except to qualified investors (investisseurs qualifies) and/or to a limited circle of investors (cercle restreint d'investisseurs) mentioned above; and

     (f) it and each of its affiliates has not offered or sold, and it will not offer or sell, the Securities by means of any document to persons in Hong Kong other than persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or otherwise in circumstances which do not constitute an offer to the public within the meaning of the Hong Kong Companies Ordinance (Chapter 32 of the Laws of Hong Kong), and unless permitted to do so under the securities laws of Hong Kong, no person has issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, any advertisement, document or invitation relating to the Securities other than with respect to the Securities to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent.


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

     In addition to the legal opinions required by Sections 6(b) and 6(c) of the Basic Provisions, the Underwriters shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special U.S. tax counsel to the Company, dated the Closing Date, to the effect that although the discussion set forth in the Prospectus under the headings "United States Federal Income Tax Considerations - Introduction" and "- Non-United States Holders" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Securities to non-United States holders of the Securities, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Securities to non-United States holders of the Securities.

     Michael S. Zuckert, Esq., General Counsel, Finance and Capital Markets of the Company, is counsel to the Company. Skadden, Arps, Slate, Meagher & Flom LLP is special U.S. tax counsel to the Company. Cleary Gottlieb Steen & Hamilton LLP is counsel to the Underwriters.

     Please accept this offer no later than 9:00 p.m. (Eastern Time) on June 27, 2006 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:


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

     "We hereby accept your offer, set forth in the Terms Agreement, dated June 27, 2006, to purchase the Securities on the terms set forth therein."

                                        Very truly yours,

                                        CITIGROUP GLOBAL MARKETS INC.,
                                        on behalf of the Underwriters named
                                        herein


                                        By: /s/ Jack D. McSpadden, Jr.
                                            ------------------------------------
                                        Name: Jack D. McSpadden, Jr.
                                        Title: Managing Director


ACCEPTED:

CITIGROUP INC.


By: /s/ Charles E. Wainhouse
    ---------------------------------
Name: Charles E. Wainhouse
Title: Assistant Treasurer


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

                                     ANNEX A

NAME OF UNDERWRITER               PRINCIPAL AMOUNT OF SECURITIES
-------------------               ------------------------------
Citigroup Global Markets Inc.              $237,500,000
SBK-Bonds Investment Corp.                    6,250,000
Utendahl Capital Partners, L.P.               6,250,000
                                           ------------
   TOTAL                                   $250,000,000
                                           ============


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